                                  SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, For Use of the
                                             Commission Only (as permitted
                                             by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            SYQUEST TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  [X]  No fee required.

  [_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

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  (2)  Aggregate number of securities to which transaction applies:

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  (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

  (4)  Proposed maximum aggregate value of transaction:

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  (5)  Total fee paid:

--------------------------------------------------------------------------------

  [_]  Fee paid previously with preliminary materials:

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  [_]  Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)  Amount previously paid:

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  (2)  Form, Schedule or Registration Statement no.:

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  (3)  Filing Party:

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  (4)  Date Filed:

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


                           SYQUEST TECHNOLOGY, INC.

                             47071 BAYSIDE PARKWAY
                           FREMONT, CALIFORNIA 94538

                                (510) 226-4000

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

                           TO BE HELD ON MAY 6, 1997

TO OUR STOCKHOLDERS:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SYQUEST TECHNOLOGY, INC. (the "Company"), a Delaware corporation, will be held on May 6, 1997, at 9:00 a.m., Pacific Daylight Savings Time, at the Company's principal executive offices at 47071 Bayside Parkway, Fremont, California 94538, for the following purposes:

    1. To elect directors to serve for the ensuing year and until their successors are elected.

    2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 60,000,000 to 120,000,000 and to decrease the stated par value of the Company's Common Stock and Preferred Stock from $0.001 to $0.0001.

    3. To ratify the appointment of Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending September 30, 1997.

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business on April 4, 1997, are entitled to notice of and to vote at the meeting.

  All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors,

                                          Thomas C. Tokos
                                          Secretary

Fremont, California

April 16, 1997


                            YOUR VOTE IS IMPORTANT

  IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                           SYQUEST TECHNOLOGY, INC.
                             47071 BAYSIDE PARKWAY
                           FREMONT, CALIFORNIA 94538

                               ----------------

                     PROXY STATEMENT FOR ANNUAL MEETING OF
                    STOCKHOLDERS TO BE HELD ON MAY 6, 1997

                               ----------------

  The accompanying Proxy is solicited on behalf of the Board of Directors of SYQUEST TECHNOLOGY, INC. (the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, May 6, 1997, at 9:00 a.m., Pacific Daylight Savings Time, or at any continuation or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's principal executive offices, 47071 Bayside Parkway, Fremont, California 94538. The Company's telephone number at that location is (510) 226-4000.

  These proxy solicitation materials and the accompanying Annual Report to Stockholders for the fiscal year ended September 30, 1996, will first be mailed to stockholders on or about April 16, 1997.

                              GENERAL INFORMATION

RECORD DATE AND VOTING SECURITIES

  Only holders of record of the Company's Common Stock, $.001 par value, at the close of business on April 4, 1997 (the "Record Date"), are entitled to notice of and to vote at the meeting. On the Record Date, 43,038,684 shares of the Company's Common Stock, $.001 par value, were issued and outstanding. For information concerning beneficial owners of more than five percent of the Company's Common Stock, see "Security Ownership of Management and Certain Beneficial Owners."

VOTING AND REVOCABILITY OF PROXIES

  The Common Stock represented by valid proxies received, properly dated and executed, and not revoked, will be voted at the Annual Meeting in accordance with the instructions thereon. If, however, voting instructions are not given on the proxy, the shares represented thereby will be voted for the four nominees for director listed herein, and for each other proposal described in this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to the time it is voted by delivering to the Secretary of the Company, no later than the start of the Annual Meeting, a written notice of revocation or a duly executed proxy bearing a later date than the revoked proxy, or by attending the Annual Meeting and voting in person.

  Each holder of shares of Common Stock is entitled to one vote for each share on the proposals presented in this Proxy Statement. The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. If a proxy is accompanied by instructions to withhold authority, or is marked with an abstention, the shares represented thereby will be considered to be present at the meeting for purposes of determining the existence of a quorum for the transaction of business.

  Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but the Company will not treat abstentions as votes in favor of approving any matter submitted to the stockholders for a vote. Shares held by brokers that are present, but not voted on a particular matter because the brokers were prohibited from exercising discretionary authority on that matter (that is, "broker non-votes"), will also be treated as present for determining the presence of a quorum for the meeting, but will not be considered as present with respect to that matter. The Company believes that these tabulation procedures are consistent with Delaware statutory requirements concerning voting of shares and determination of a quorum.

SOLICITATION EXPENSES

  The Company will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby and will reimburse brokerage firms and other persons representing beneficial owners of shares of Common Stock for their expenses in forwarding solicitation material to such beneficial owners. In addition to the solicitation of proxies by mail, solicitation may be made by certain officers and other employees by personal interview, telephone or facsimile; no additional compensation will be paid for such solicitation. The Company has retained McKenzie Partners, at an estimated cost of $7,500.00 plus reimbursement of reasonable expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

NOMINEES

  The Company's By-laws provide that the number of directors shall not be less than four nor more than nine and the exact number of directors is currently fixed at four. Accordingly, a board of four directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's four nominees named below, all of whom are currently directors of the Company:

    JOSEPH BAIA
    EDWIN L. HARPER
    C. RICHARD KRAMLICH
    EDWARD L. MARINARO

  If any such nominee is unable or unwilling to accept nomination or election, the proxies will be voted for such substitute nominee as the Board of Directors may designate. The Board of Directors knows of no reason why any nominee might be unable to refuse to accept nomination or election. The term of office for each person elected as a director will continue until the Annual Meeting of Stockholders in 1998 and until their successors are elected and qualify. The following sets forth certain information concerning the nominees:

  JOSEPH BAIA, age 65, has been a director of the Company since July 1996. He has been Vice President of Operations at Indigita Corporation since September 1996. From September 1995 to September 1996, Mr. Baia was an independent consultant in the area of operations and management. From 1994 to September 1995, Mr. Baia was a consultant to Q Logic Corporation acting in the capacity of Vice President of Manufacturing and Quality. From 1988 to 1993, Mr Baia was President of Manufacturing Concepts and Technologies, Inc., a consulting firm. Mr. Baia was also a co-founder of Western Digital Corporation.

  EDWIN L. HARPER, age 52, joined the Company as President in May 1996 and has served as Director, President and Chief Executive Officer of the Company since June 1996. Prior to joining the Company, from May 1993 to April 1996, Mr. Harper was President and Chief Executive Officer of Combyte, Inc., a manufacturer of storage products. Mr. Harper was employed by Colorado Memory Systems, Inc., a manufacturer of tape storage products, in various capacities from 1988 to 1993, including President and Chief Executive Officer. Mr. Harper serves on the boards of directors of McAfee Associates, Inc. and Apex PC Solutions, Inc.

  C. RICHARD KRAMLICH, age 61, has been a director of the Company since 1983. Mr Kramlich has been the Managing General Partner of New Enterprise Associates, a venture capital firm, since 1978. He is also a General Partner of four affiliated venture capital investment funds. Mr. Kramlich serves on the Board of Directors of Chalone, Inc., Sierra Monitor Corporation, Silicon Graphics, Inc., Lumisys, Inc., Ascend Communications, Inc., Macromedia, Inc. and Graphix Zone, Inc.

  EDWARD L. MARINARO, age 58, has been Chairman of the Board of the Company since May 1996 and has been a director since February 1996. From January 1996 through August 1996, Mr. Marinaro served as Vice Chairman of the Board of Directors for Network Computing Devices ("NCD"). He served as President and

Chief Executive Officer of NCD from September 1994 to January 1996. From October 1989 to September 1994, he served as Director and executive consultant to a number of companies, such as World Wide Technology, a synchronous hardware and software products company; Computone Corporation, a synchronous communication products company; and Radius Corporation, a manufacturer of personal computer monitors, video graphic and multimedia products. From June 1988 to October 1989, Mr. Marinaro was President and Chief Operating Officer of Cipher Data Products, a tape storage company. Prior to that, he held various management positions at Western Digital Corporation, Memorex Corporation, Digital Corporation and IBM.

  David I. Caplan, age 67, and a director of the Company since 1987, has informed the Company that he does not intend to stand for re-election to the Board. Accordingly, his name has not been placed in nomination for re-election. Mr. Caplan is a member of the Company's Audit Committee, Stock Option Committee, Compensation Committee and Human Resources Committee. His replacement on these committees has yet to be determined.

  VOTE REQUIRED: The four nominees for director receiving the highest number of affirmative vote of the shares entitled to vote at the Annual Meeting will be elected.

RECOMMENDATION

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

BOARD MEETINGS AND COMMITTEES

  The Board of Directors of the Company held a total of sixteen meetings during fiscal 1996, and no director attended fewer than seventy-five percent of the meetings of the Board of Directors and committees thereof, if any, on which such director served and which meetings were held during the period that such person served on the Board or such committee. The Board of Directors has an Audit Committee, a Stock Option Committee, a Compensation Committee and a Human Resources Committee.

  The Audit Committee, which consists of Messrs. Kramlich and Caplan, met two times during fiscal 1996. The Audit Committee makes recommendations to the Board of Directors concerning the employment of independent accountants, the audited and unaudited financial statements of the Company and the Company's financial and accounting controls and systems.

  The Stock Option Committee, which consists of Messrs. Kramlich and Caplan, met four times during fiscal 1996. This committee administers the Company's 1991 Stock Option Plan and authorizes the grant of options thereunder.

  The Compensation Committee, which consists of Messrs. Kramlich and Caplan, met four times during fiscal 1996. This committee administers the Company's 1992 Employee Stock Purchase Plan and reviews proposals and makes recommendations to the Board of Directors concerning corporate compensation and benefits.

  The Human Resources Committee, which consists of Messrs. Kramlich and Caplan, met four times during fiscal 1996. This committee reviews and makes recommendations to the Board of Directors concerning matters involving employees of the Company (other than matters within the authority of the Compensation Committee or the Stock Option Committee), including incentive programs generally, management methods, employee review procedures, termination and disciplinary matters, plant security, employee attitudes, prerequisite programs and officer status changes.

  As discussed above, Mr. Caplan will not seek re-election to the Board. His replacement on these committees has yet to be determined.

  The Board of Directors has no nominating committee or any other committee performing a similar function.

OTHER EXECUTIVE OFFICERS

  The following are additional executive officers of the Company. All executive officers serve at the discretion of the Board of Directors, subject to the terms of any employment agreements:

  CHESTER A. BROWN, Jr. age 58, was named Executive Vice President, Sales and Marketing of the Company in February 1996. Prior to joining the Company, from April 1994 to December 1995, he served as President and CEO of Cubic Memory Incorporated, a direct random access memory array manufacturer. From February 1993 to April 1994, Mr. Brown was Vice President of Marketing and Operations of Q Logic Corporation, a fast input/output semiconductor company. Since January 1990 Mr. Brown has served as a member of the board of directors of Prisma Devices, Inc., a high-end video semiconductor company.

  HENRY C. MONTGOMERY, age 61, joined the Company as its Executive Vice President, Finance and Chief Financial Officer in November 1996. Prior to joining the Company, from September 1995 to November 1996, Mr. Montgomery served as President and Chief Executive Officer of New Media Corporation, a privately held company which provides PCMCIA products for the computer industry. Since 1986, Mr. Montgomery has served as Founder and Chairman of Montgomery Financial Services Corporation and its predecessor firm, a private management consulting, financial and accounting services company. Mr. Montgomery has served on the board of directors of Swift Energy Company, a public oil and gas company since 1987. Previously, he served on the boards of directors of Catalyst Semiconductor, Inc. (1989 to 1995) and Southwall Technologies, Inc. (1972 to 1995).

  DALE W. PILGERAM, age 53, was named Executive Vice President and Chief Technical Officer of the Company in March 1996. Before joining the Company, from March 1994 to February 1996, Mr. Pilgeram was employed as a consultant with the consulting firm of Time to Market Solutions. From August 1992 to February 1994, Mr. Pilgeram was Vice President of the Open Systems Storage Business Unit at IBM. From 1989 to August 1992, he served as Vice President of Storage Products Development at IBM.

  JOSEPH B. SMITH, age 55, was named Executive Vice President, Global Operations of the Company in September 1996. Previously, Mr. Smith was vice president of operations at Western Digital Corporation, a disk drive manufacturer, from January 1987 until his retirement in July 1993.

  THOMAS C. TOKOS, age 44, joined the Company in December 1996 as Vice President, General Counsel and Secretary. From October 1994 until joining the Company, Mr. Tokos was Assistant General Counsel and Assistant Secretary of VLSI Technology, Inc., a semiconductor manufacturer. Mr. Tokos was a partner in the corporate law firm of Keck, Mahin & Cate from March 1993 to September 1994 and was associated with the corporate law firm of Shearman & Sterling from 1988 to 1993.

                                PROPOSAL NO. 2

       AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION

  The Board of Directors of the Company has adopted a resolution to amend paragraph (A) of Article IV of the Restated Certificate of Incorporation of the Company to read in its entirety as follows:

    (A) CLASSES OF STOCK. This corporation is authorized to issue the following classes of stock: Common Stock ("Common Stock" or "Common") and Preferred Stock ("Preferred Stock" or "Preferred"). The total number of shares which the corporation is authorized to issue is One Hundred Twenty-Four Million (124,000,000). One Hundred Twenty Million (120,000,000) shares shall be Common Stock and Four Million (4,000,000) shares shall be Preferred Stock. Each share of Common and Preferred Stock shall have a par value of $0.0001.

  The purpose of such amendment is to increase the number of authorized shares of the Company's Common Stock from 60,000,000 to 120,000,000 shares and to decrease the stated par value of the Company's Common and Preferred Stock from $0.001 to $0.0001. As of March 3, 1997 the Company had outstanding 37,657,012 shares of Common Stock and approximately 16,100,000 shares of Common Stock reserved for issuance as follows:

  Common shares reserved for:

      Conversion of Preferred Stock and exercise of Warrants(1).... 12,772,652
      Exercise of 6% Convertible Debenture.........................    400,000
      Issuance under 1991 Stock Option Plan........................  2,756,305
      Issuance under the 1992 Non-Employee Director Stock Option
       Plan........................................................    160,000
      Issuance under the 1992 Employee Stock Purchase Plan.........    296,867
      Issuance under Accrued Vacation Exchange Plan................    170,140

--------
(1) Amount of shares reserved is based on the hypothetical conversion of preferred stock and exercise of warrants on March 3, 1997.

  As reported by the Company in its filings with the Securities and Exchange Commission, the Company had significant losses in fiscal 1996 (aggregating $136,651,000), and will need additional cash to meet its commitments. As set forth above, the Company currently has a total of sixty million (60,000,000) shares of Common Stock authorized and as of March 3, 1997 has issued or reserved nearly 54,200,000 shares of Common Stock. Without an increase in the authorized number of shares, the Company believes that it will not be able to raise that cash, because the number of shares of Common Stock currently authorized is inadequate to permit the Company to issue a sufficient number of additional shares of Common Stock, warrants to purchase Common Stock or Preferred Stock convertible into Common Stock, to raise additional capital. In addition, given the Company's losses, it may be necessary for the Company to raise additional equity to satisfy the listing requirements for the Nasdaq Stock Market. The capital that would be raised from the sale of the increased number of authorized shares would assist the Company in meeting the Nasdaq listing requirements.

  The Company recently sold Fletcher International Limited ("Fletcher") $5,000,000 of preferred stock that is convertible into Common Stock and granted Fletcher a warrant to purchase 5,000,000 shares of the Company's Common Stock. As the Company does not currently have sufficient shares of Common Stock for conversion of all the preferred stock and exercise of all the warrants, the Company's agreement with Fletcher requires the Company to pay to Fletcher, based on the current market price, approximately $5,000,000 if Fletcher seeks to convert preferred stock or exercise the warrant and the Company is unable to deliver the corresponding Common Stock. In such an event, the Company will be required to make cash payment within three months equal to the market value of the Common Stock that would be issuable on conversion or exercise using the closing price of the Common Stock at the date the conversion or exercise is requested. Any balance owed will accrue interest at an annual rate of 15%. Stockholder approval of this Proposal will eliminate the Company's obligation to make such payment with such interest. As an additional penalty if this Proposal is not passed, the warrant issued to Fletcher will become exercisable for an additional 500,000 shares of the Company's Common Stock for each month (on a pro rata basis) after the date of the annual meeting of stockholders, but in no event later than June 1, 1997, that the Company is unable to reserve sufficient shares of Common Stock necessary to issue Fletcher upon the hypothetical conversion of all preferred shares and the exercise of the warrant.

  This amendment will, in the opinion of the Board Directors, increase the Company's financial flexibility in attempting to raise additional capital. The Board of Directors of the Company believes that the complexity of business financing and acquisition transactions require greater flexibility in the Company's capital structure than now exists. Preferred Stock is available for issuance, but this amendment will permit the Company to offer additional shares of Preferred Stock that are convertible into Common Stock, from time to time as determined by the Board for any corporate purpose. Such purposes could include, without limitation, issuance in public or private sales for cash as a means of obtaining capital for use in the Company's business and operations or in cancellation of existing indebtedness, as part or all of the consideration for acquisitions by the Company of other businesses or properties, and issuance under employee benefit plans. The Company intends to enter into such financing transactions in the immediate future in order to raise capital pursuant to which it would issue (or obligate itself to issue) some of the shares of Common Stock that would be authorized if this Proposal is approved. The precise terms of such transactions, however, have not as yet been determined.

  The Company can give no assurance, however, even if the proposed amendment is adopted, that the Company will be successful in raising additional capital, or maintaining its listing on the Nasdaq Market.

  Approval of the increase now will eliminate delays and expense that otherwise would be incurred if stockholder approval were required to increase the authorized number of shares of Common Stock for possible future transactions involving the issuance of additional shares. The rules of the National Association of Securities Dealers, Inc. ("NASD") governing corporations with securities listed on the Nasdaq Stock Market would nevertheless require stockholder approval by a majority of the total votes cast in person or by proxy prior to the issuance of designated securities (a) where the issuance would result in a change of control of the Company, (b) in connection with the acquisition of the stock or assets of another company if an affiliate of the Company has certain interlocking interests with the company to be acquired or where the Company issues twenty percent or more of its outstanding shares or (c) in connection with a transaction other than a public offering involving the sale or issuance of twenty percent or more of the Common Stock or voting power outstanding before the issuance at less than the book value or market value of the Company's shares at that time, subject to certain exceptions or application to Nasdaq if delay in the issuance would impair the financial viability of the Company. Violation of these rules could result in the Company's Common Stock being removed from listing on the Nasdaq Stock Market.

  The additional shares of Common Stock may be issued, subject to certain exceptions, by the Company's Board of Directors at such times, in such amounts and on such terms as the Board may determine, without further approval of the stockholders. Any such issuance could reduce the current stockholders' proportionate interests in the Company or dilute the stock ownership of persons seeking to obtain control of the Company, depending on the number shares issued and the purpose, terms and conditions of the issuance. Stockholders have no preemptive rights to subscribe for additional shares although certain holders of the Company's 7% Cumulative Convertible Preferred Stock, have a right of first refusal with regard to participation in future financing transactions of the Company.

  Increasing the number of shares of Common Stock authorized for issuance could discourage attempts to acquire control of the Company by tender offer or other means, if significant additional shares of Common Stock are issued or reserved for issuance. It could therefore deprive stockholders of benefits that could result from such an attempt, such as realization of a premium over the market price of their shares in a tender offer or the temporary increase in market price that could result from such an attempt. Moreover, the issuance of stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent management and directors from office even if such change would be favorable to the stockholders generally.

  The Board of Directors believes that the financial flexibility offered by the amendment increasing the number of authorized shares of Common Stock (particularly in light of the need of the Company to raise additional capital) outweighs any of its potential disadvantages.

  The company currently computes certain state taxes on the basis of the par value of the Company's authorized stock. The purpose of the proposed reduction in par value of the Company's authorized stock is to reduce the amount of such taxes.

VOTE REQUIRED

  The approval of the amendment of the Company's Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote. CONSEQUENTLY, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE EFFECT OF A VOTE AGAINST THE PROPOSED AMENDMENT.

RECOMMENDATION

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION.

                                PROPOSAL NO. 3

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Company has appointed the accounting firm of Price Waterhouse LLP to act as its independent accountants for the fiscal year ending September 30, 1997, and recommends that stockholders vote to ratify such appointment. If the appointment is not ratified, the Board of Directors will reconsider the Company's selection.

  The Company had engaged the accounting firm of Ernst & Young LLP ("E&Y") as its independent auditors from 1982 until the Company dismissed E&Y on January 23, 1997. E&Y confirmed its dismissal to the Company by letter dated January 24, 1997, and received by the Company on January 27, 1997. The Company's decision to replace E&Y with Price Waterhouse LLP as the Company's independent accountants was concurred with by the Company's Audit Committee and approved by its Board of Directors.

  E&Y's reports on the Company's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two most recent fiscal years ended September 30, 1996, and for all subsequent interim periods preceding the dismissal of E&Y on January 23, 1997, there were no disagreements, as that term is used in paragraph (a)(1)(iv) of Item 304 ("Item 304") of Regulation S-K promulgated by the Securities and Exchange Commission (the "SEC"), between the Company and E&Y, which, if not resolved to the satisfaction of E&Y, would have caused E&Y to refer thereto in their reports on the Company's financial statements for such periods. During the Company's two most recent fiscal years, and for all subsequent interim periods preceding the dismissal of E&Y on January 23, 1997, there were no reportable events, as defined in paragraph (a)(1)(v) of Item 304, with respect to E&Y, except as set forth in a letter from E&Y to the Company's Audit Committee, dated December 11, 1996, but not provided to the Company until January 29, 1997, noting a material weakness in the Company's internal control structure relative to the preparation of accurate financial statements in a timely fashion for the Company's fiscal year ended September 30, 1996. During the Company's two most recent fiscal years ended September 30, 1996, and for all subsequent interim periods preceding the dismissal of E&Y on January 23, 1997, the Company did not consult Price Waterhouse LLP regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements or regarding any matter that was either subject to a disagreement or a reportable event, as those terms are used in paragraphs (a)(1)(iv) and
(a)(1)(v), respectively, of Item 304.

  Representatives of Price Waterhouse LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

RECOMMENDATION

  THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

  The following table sets forth beneficial ownership of Common Stock of the Company as of March 3, 1997 by (i) each present director and nominee, (ii) each executive officer of the Company, including certain former executive officers of the Company named in the Summary Compensation Table set forth below, (iii) all present directors and executive officers as a group, and (iv) all persons known to the Company to be the beneficial owners of more than five percent of the Company's Common Stock, the only class of voting securities of the Company outstanding. The table does not include the holders of the Company's outstanding 7% Cumulative Convertible Preferred Stock, Series 1 (the "7% Convertible Preferred") because a holder of 7% Convertible Preferred Stock is not permitted to convert shares of Preferred Stock at any time when the conversion would result in such holder and its affiliates having beneficial ownership of more than four and nine-tenths percent (the "4.9% Restriction") of the outstanding Common Stock of the Company.(1)

                                                 SHARES OF COMMON STOCK
                                                 BENEFICIALLY OWNED(1)
                                           ----------------------------------
                                           NUMBER OF SHARES PERCENT OF SHARES
                                           ---------------- -----------------
   All current directors and executive
    officers of the Company as a group (9
    persons).............................        --                  *

--------
*  Less than one percent.

(1) At March 3, 1997, assuming the 4.9% Restriction did not apply, the outstanding 7% Cumulative Convertible Preferred Stock was convertible into 3,891,261 shares of Common Stock (10.34% of the outstanding shares of Common Stock) and holders of the 7% Cumulative Convertible Preferred Stock also held 5,902,379 shares of Common Stock (15.67% of the outstanding Common Stock). Additionally, the Convertible Preferred Stock was converted into a total of 3,333,372 shares of Common Stock or 8.85% of the outstanding shares of Common Stock. The Convertible Preferred Stock Series 1 holders also hold warrants to purchase and additional 1,096,670 shares of Common Stock or 2.91% of the outstanding shares of Common Stock. All 5% Cumulative Preferred Stock Series 2 Stock was converted into a total of 12,440,448 shares of Common Stock or 33.03% of the outstanding shares of Common Stock. The 5% Cumulative Convertible Preferred Stock Series 2 stockholders also hold warrants to purchase an additional 4,146,810 shares of Common Stock or 11.01% of the outstanding shares of Common Stock.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

GENERAL

  Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended September 30, 1996, 1995 and 1994, of the Chief Executive Office of the Company and the four other most highly compensated executive officers with the Company at the year ended September 30, 1996, along with information for the two most highly compensated executive officers employed by the Company during fiscal 1996 that are no longer with the Company (collectively the "Named Executive Officers"). Compensation information is only included for those years during which the named individual served as an executive officer of the Company.

                          SUMMARY COMPENSATION TABLE

                                                           LONG TERM
                                                          COMPENSATION
                                     ANNUAL COMPENSATION     AWARDS
                                     -------------------- ------------
                                                           NUMBER OF
                                                             SHARES
                                                           UNDERLYING   ALL OTHER
                              FISCAL                        OPTIONS    COMPENSATION
NAME AND PRINCIPAL POSITIONS   YEAR  SALARY ($) BONUS ($)   GRANTED        ($)
----------------------------  ------ ---------- --------- ------------ ------------
Edwin L. Harper(1)..........   1996   113,665        0      390,000       14,175(2)
 President and Chief
 Executive Officer
Edward L. Marinaro(3).......   1996    99,662        0      390,000        8,500(4)
 Chairman of the Board
Chester A. Brown............   1996   161,267        0      100,000        1,000(5)
 Executive Vice
 President, Sales and
 Marketing
Dale W. Pilgeram(6).........   1996   139,927        0      100,000        1,000(7)
 Vice President, Chief
 Technical Officer
Syed H. Iftikar(8)..........   1996   314,765        0       20,000        1,000(8)
 Chairman of the Board,
 President and Chief           1995   320,811        0            0        1,000(9)
 Executive Officer             1994   319,992        0       45,000          500(9)
Michael J. Perez(10)........   1996    16,538        0            0      188,574(11)
 Senior Vice President--
 Finance, Chief Financial      1995   215,543        0            0            0
 Officer                       1994   203,342        0            0            0
Robert E. Lyon(12)..........   1996   187,039        0        9,750            0
 Vice President, Human         1995   127,778        0       30,000            0
 Resources

--------
 (1) Joined the Company in May 1996. Fiscal 1996 salary includes $29,423, deferred until fiscal 1997 at Mr. Harper's election. Such deferred compensation accrues interest at ten percent per annum, compounded quarterly.
 (2) Represents moving expenses.
 (3) Joined the Company in May 1996. Fiscal 1996 salary includes $29,423, deferred until fiscal 1997 at Mr. Marinaro's election. Such deferred compensation accrues interest at ten percent per annum, compounded quarterly.
 (4) Represents the Company's maximum contribution to Mr. Marinaro's 401(k) plan ($1,000), plus $7,500 paid to Mr. Marinaro for his attendance at meetings of the Board of Directors before he became Chairman of the Board.
 (5) Represents the Company's maximum contribution to Mr. Brown's 401(k) plan.
 (6) Includes $10,000 paid to Mr. Pilgeram as a private contractor prior to his employment with the Company.
 (7) Represents the Company's maximum contribution to Mr. Pilgeram's 401(k) plan.
 (8) Left the Company in July 1996.
 (9) Represents the Company's maximum contribution to Mr. Iftikar's 401(k) plan.
(10) Left the Company in October 1995.
(11) Represents severance compensation paid upon departure from the Company.
(12) Left the Company in August 1996.

  The following table sets forth information with respect to each grant of options to purchase the Company's Common Stock made during the last fiscal year to each of the Named Executive Officers named in the Summary Compensation Table.

                       OPTION GRANTS IN FISCAL YEAR 1996

                                      INDIVIDUAL GRANTS
                         ---------------------------------------------
                                      % OF TOTAL                       POTENTIAL REALIZABLE VALUE
                           NO. OF      OPTIONS                           AT ASSUMED ANNUAL RATES
                         SECURITIES   GRANTED TO  EXERCISE             OF STOCK PRICE APPRECIATION
          NAME           UNDERLYING   EMPLOYEES   OR BASE                  FOR OPTION TERM(3)
          ----            OPTIONS     IN FISCAL  PRICE (2)  EXPIRATION -----------------------------
                         GRANTED(1)      YEAR    ($/SHARES)    DATE         5%             10%
                         ----------   ---------- ---------- ---------- -------------  --------------
Edwin L. Harper.........  390,000(4)    18.247     4.9380    05/13/01        415,026        893,773
Edward L. Marinaro......    5,000       0.2339     6.7180    02/28/03          7,239         15,589
                          385,000(5)   18.0135     4.9380    05/13/01        409,705        882,314
Chester A. Brown........   60,000(4)    2.8073     7.3750    02/28/01         95,362        205,364
                           40,000(4)    1.8715     4.9380    05/13/01         42,567         91,669
Dale W. Pilgeram........   40,000(4)    1.8715     7.0000    02/28/01         63,574        136,910
                           60,000(4)    2.8073     4.9380    05/13/01         63,850        137,504
Syed H. Iftikar(6)......   20,000(6)    0.9357    11.3750    02/28/01             (6)            (6)
Robert E. Lyon..........    7,500       0.3509     7.3750    02/28/01             (6)            (6)
                            2,250       0.1025     4.9380    05/13/01
Michael J. Perez........      --           --         --          --             --             --

--------
(1) All options were granted under the Company's 1991 Stock Option Plan, except with respect to Mr. Marinaro, who has 5,000 shares under the 1992 Non-Employee Directors Plan.
(2) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock as determined by reference to the closing price reported on the Nasdaq National Market system on the last trading day prior to the date of grant. Exercise price and tax withholding obligations may be paid in cash or by an alternate method of payment if authorized by the Board of Directors, such as by delivery of already-owned shares subject to certain conditions, or pursuant to a cashless exercise procedure.
(3) Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant to the expiration date. These values are calculated as a result of regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. Actual gains, if any, are dependent on the future market price of the Company's stock. Gains are reported net of the option exercise price but before taxes associated with exercise.
(4) Options vest over four years.
(5) 128,334 vested immediately upon grant date and the remaining 261,666 will vest over three years.
(6) Not applicable to Mr. Iftikar's and Mr. Lyon's options, which expired on termination of their respective employment with the Company.

  The following table sets forth information with respect to option exercises and year-end stock option values for each of the Named Executive Officers.

               AGGREGATED OPTIONS EXERCISED IN FISCAL YEAR 1996
                       AND FISCAL YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                                                     OPTIONS AT FY-END       AT FISCAL YEAR END(1)
                                                 ------------------------- -------------------------
                           SHARES
                          ACQUIRED      VALUE
      NAME               ON EXERCISE REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
      ----               ----------- ----------- ----------- ------------- ----------- -------------
Edwin L. Harper.........       --          --          --       390,000          --      $536,250
Edward L. Marinaro......       --          --      128,334      261,666     $176,459     $352,916
Chester A. Brown........       --          --          --        40,000          --      $ 55,000
Dale W. Pilgeram........       --          --          --        60,000          --      $ 82,500
Syed H. Iftikar.........   231,623    $960,032      40,000          --           --           --
Robert E. Lyon..........       --          --        7,500          --           --           --
Michael J. Perez........    25,000    $ 96,875         --           --           --           --

--------
(1) Calculated as the difference between the market value of the Company's Common Stock at exercise date or fiscal year end, as the case may be, and the exercise price.

CHANGE OF CONTROL PROVISIONS

  The 1991 Stock Option Plan of the Company provides for the automatic acceleration of the vesting of all options outstanding under the Plan on a merger or consolidation of the Company in which the Company is not the surviving corporation or on a sale of all or substantially all of the assets of the Company, if the successor entity does not assume the outstanding options or provide options in substitution for the outstanding options.

  Pursuant to their respective offers of employment, if there is a change in control of the Company, each of Mr. Harper and Mr. Marinaro, at his option, will be entitled to twelve months salary, having his outstanding options immediately vest, and having his health benefits continue for 12 months.

COMPENSATION OF DIRECTORS

  Each member of the Board of Directors who is not an employee of the Company receives an annual retainer of $15,000 for serving as a director during the fiscal year. Each nonemployee director is also paid a fee of $1,500 for each Board meeting and $500 for each committee meeting attended. An amendment to the 1992 Non-Employee Director Stock Option Plan granting each director a one time option to acquire 30,000 shares of the Company's Common Stock was approved at the special meeting of the stockholders of the Company on September 26, 1996. Each director is also granted an option each year to purchase 10,000 shares of the Company's Common Stock. All options are valued at the fair market value of the Company's Common Stock on the date of the grant.

EMPLOYEMENT AGREEMENTS

  The Company has previously reported in its Form 10K/A filed January 28, 1997, that it has written employment agreements with certain named executive officers. Although the information previously reported was correct, upon further review, it has been determined that such agreements have not yet been reduced to final form. The Company is in the process of completing these written agreements, the final terms of which may vary from the terms previously discussed in the Form 10K/A.

STOCK PERFORMANCE GRAPH

  The Stock Performance Graph below shall not be deemed incorporated by reference in any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the

Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either of such Acts.

  The following line graph compares the cumulative total returns to holders of the Company's Common Stock during the fiscal periods since the Company's initial public offering to September 30, 1996, with the NASDAQ Composite (US) Index and a peer group constructed by the Company, comprising Connor Peripherals, Inc., Maxtor Corporation, Micropolis Corporation, Quantum Corporation, Western Digital Corporation, Iomega Corporation and Exabyte Corporation.(1)

  The Stock Performance Graph assumes that $100 was invested on December 18, 1991, at the closing sale price for the Company's Common Stock and in the NASDAQ Composite (US) Index and Peer Group, and that all dividends were reinvested. No dividends have been declared or paid on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns. Returns for the Peer Group are weighted based on market capitalization at each data point.
--------
(1) No data is available for Maxtor Corporation, Micropolis Corporation or Connor Peripherals, Inc. after February 1996 because these companies were acquired by other companies.

                    [STOCK PERFORMANCE GRAPH APPEARS HERE]

                               SYQUEST TECHNOLOGY
                       HISTORICAL QUARTERLY PRICE--CLOSE
          RELATIVE TO DISK DRIVE COMPANIES AND SELECTED MARKET INDICES

                                         DEC. 91 DEC. 91 MAR 92  JUNE 92 SEP 92
                                         ------- ------- ------- ------- -------
SyQuest Technologies, Inc...............   100     122     107     165     135
Peer Group..............................   100     120     139     127     110
NASDAQ Composite (US)...................   100     109     112     104     109
                                         DEC 92  MAR 93  JUNE 93 SEP 93  DEC 93
                                         ------- ------- ------- ------- -------
SyQuest Technologies, Inc...............   200     101      84      82      78
Peer Group..............................   115      83      62      64      90
NASDAQ Composite (US)...................   126     129     131     142     145
                                         MAR 94  JUNE 94 SEP 94  DEC 94  MAR 95
                                         ------- ------- ------- ------- -------
SyQuest Technologies, Inc...............    86      75      83     139      95
Peer Group..............................   108      84      96     100      87
NASDAQ Composite (US)...................   139     135     144     142     155
                                         JUNE 95 SEP 95  DEC 95  MAR 96  JUNE 96
                                         ------- ------- ------- ------- -------
SyQuest Technologies, Inc...............   101     104      78      47      62
Peer Group..............................   121     123      77     110     272
NASDAQ Composite (US)...................   177     198     201     210     227
                                         SEP 96
                                         -------
SyQuest Technologies, Inc...............    50
Peer Group..............................   310
NASDAQ Composite (US)...................   235

                    REPORT OF THE STOCK OPTION COMMITTEE,
                          THE COMPENSATION COMMITTEE
                       AND THE HUMAN RESOURCES COMMITTEE

  The role of the Stock Option Committee, the Compensation Committee, and the Human Resources Committee (the "Committees") is to administer the Company's 1991 Stock Option Plan and authorize the grant of options to all employees, including the executive officers; administer the Company's 1992 Employee Stock Purchase Plan; review and recommend salaries and incentive programs and review and recommend executive officers' compensation under the aforementioned elements. The Committee comprises two independent non-employee directors.

GENERAL COMPENSATION PHILOSOPHY

  The Company's overall compensation philosophy is to provide competitive levels of total compensation that will enable the Company to attract, motivate, retain and reward qualified employees. The Committee believes that compensation should vary with the performance of the Company and any long-term incentive should be aligned with the interest of the stockholders. The Company's executive compensation policies are designed to provide competitive levels of compensation to motivate officers to achieve the Company's business objectives and to reward such officers based on their achievements. The executive compensation program primarily consists of three main elements--Base Salary, Incentive Bonuses and Stock Options.

  Compensation for the Named Executive Officers consists of the following components:

    Base Salary: In setting compensation levels for officers, the Committee reviews competitive information relating to compensation levels at other disk drive companies and the information reported in the proxy statements of those companies. Recommendations by management are examined by the Committee in the light of this information. Officer base compensation may vary based on time in position, assessment of individual performance, salary relative to internal and external equity and critical nature of the position relative to the success of the Company.

    Incentive Bonuses: The incentive bonus program provides a variable compensation opportunity for the executive officers. A payout, if any, is based on a combination of corporate financial performance and individual officer performance relative to achievement of the pre-established specified strategic objectives (such as new product development milestones, marketing/sales results, productivity enhancements and manufacturing yield improvements). Awards under this program depend on achieving certain levels of profitability based on after-tax net income and determined and approved by the Board annually. Target bonuses for executive officers ranged from twenty-five to fifty percent of base salary and actual incentive bonus payouts paid in the last fiscal year (for previous year's performance) ranged from twelve to twenty-seven percent of base salary of the executive officers. The Company has a profit sharing plan in existence for employees of the Company who do not participate in the foregoing bonus arrangements. Since the Company posted a loss in fiscal 1996, no incentive bonuses were awarded to the executive officers and no profit sharing payments were awarded to the employees for 1996.

    Stock Options: The Committee believes that stock ownership provides significant incentive to employees by providing an opportunity to receive additional compensation through building stockholder value. This compensation element aligns the interests of employees with those of the stockholders. The long-term incentive is realized through the granting of stock options to employees and eligible Named Executive Officers. Stock Options have value for the employee only if the price of the Company's stock increases above the exercise price, which typically is set at the fair market value of the Common Stock on the grant date. The number of shares subject to each stock option grant is based on guidelines that take into consideration the employee's current and anticipated future performance and ability to promote achievement of strategic corporate goals and anticipated future performance, as well as internal equity within the employee's peer group. The Committee reviews Named Executive Officers' stock option holdings annually to determine whether additional grants are appropriate. Each stock option is generally exercisable over a four-year period, thus providing an incentive to remain in the Company's employ.

    Other: In addition to the compensation paid to the Named Executive Officers as described above, executive officers and all other participating regular employees of the Company receive each year matching contributions by the Company of up to $1,000 under the Company's 401(k) plan. In addition, each of the Named Executive Officers receives an annual car allowance of up to $7,200. Executive officers, subject to plan provisions, and all other regular employees are eligible to participate in the Company's Employee Stock Purchase Plan (which qualifies under section 423 of the Internal Revenue Code of 1986).

COMPANY PERFORMANCE AND COMPENSATION

  Edwin L. Harper was named Chief Executive Officer and President of the Company during fiscal 1996 after Syed Iftikar's resignation as the Company's Chief Executive Officer, Chairman of the Board and President. In setting compensation levels for the Chief Executive Officer, the Committee reviews competitive information reflecting compensation practices for disk drive companies and examines the Chief Executive Officer's performance relative to overall Company financial results. The Committee also considers the Chief Executive Officer's achievements against the same pre-established objectives and determines whether the Chief Executive Officer's base salary, target bonus and target total compensation approximate the competitive range of compensation for chief executive officer positions in the disk drive industry.

  While the Committee followed that process to set Mr. Iftikar's compensation for fiscal 1996, because Mr. Harper was hired in mid-year, the Committee was not able to measure his past performance with the Company to establish his compensation. Instead, the Committee reviewed Mr. Harper's qualifications and past performance and compared them with chief executive officers of other companies.

  In the fiscal year ended September 30, 1996, Mr. Iftikar received $314,765. Mr. Iftikar did not earn an incentive bonus in fiscal year 1996. Mr. Harper's annual base salary is $300,000. Overall, both Mr. Harper's and Mr. Iftikar's base and incentive compensation are below the median compensation for disk drive companies, but within the competitive range.

  With respect to matters of executive compensation, stock option grants and to all other elements of compensation, the Committee submits the foregoing report as of January 28, 1997.

                                          David I. Caplan
                                          C. Richard Kramlich

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. Executive officers, directors, and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. The Form 3 for director Joseph Baia, who became a director in fiscal 1996, was not filed until October 30, 1996. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that all of its other executive officers and directors complied with applicable filing requirements during the fiscal year ended September 30, 1996.

                                 OTHER MATTERS

GENERAL

  The Company knows of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of Proxy intend to vote the shares they represent in a manner consistent with the recommendations of the Board of Directors.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING

  Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than September 30, 1997, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.
                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          Thomas C. Tokos
                                          Secretary


Fremont, California

Dated: April 16, 1997

P
R
O
X
Y

                               DETACH HERE                              SYQ F



          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            SYQUEST TECHNOLOGY, INC.
                      1997 ANNUAL MEETING OF STOCKHOLDERS


     The undersigned stockholder of SYQUEST TECHNOLOGY, INC., a Delaware corporation ("Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 16, 1997, and hereby appoints Edwin L. Harper and Henry C. Montgomery, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of SyQuest Technology, Inc. to be held on May 6, 1997, at 9:00 a.m. local time, at the principal executive offices of SyQuest Technology, Inc., 47071 Bayside Parkway, Fremont, California 94538, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS NOS. 1, 2 AND 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                                                  SEE REVERSE
                                                                      SIDE

                               DETACH HERE                              SYQ F



        Please mark
        votes as in
    [X] this example.


      The Board of Directors Recommends Voting FOR Proposals 1, 2 and 3.
                                               ---

1. To elect the Company's                                                           FOR AGAINST ABSTAIN
   nominees to serve as directors                 2. To approve an amendment to the  [_]   [_]    [_]
   for the ensuing year and until                    Company's Certificate of
   their successors are elected                      Incorporation to increase the
 Nominees: Joseph Baia, Edwin L. Harper,             the Company's Common Stock
 C. Richard Kramlich, Edward L. Marinaro             from 60,000,000 to
          FOR     WITHHELD                           120,000,000.
          [_]        [_]
                                                                                     FOR AGAINST ABSTAIN
[_] ______________________________________        3. To ratify the appointment of    [_]   [_]    [_]
    For all nominees except as noted above           Price Waterhouse LLP as
                                                     independent auditors of the
                                                     Company for the fiscal year
                                                     ending September 30, 1997.

                                                  4. To transact such other business as may come before
                                                     the meeting or any adjournment thereof.

                                                  (This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope.
                                                  Persons signing in a fiduciary capacity should so indicate.  If shares are held jointly or as community property, both stockholders should sign.)

                                                  MARK HERE
                                                  FOR ADDRESS       ________________________
                                                  CHANGE AND        ________________________
                                                  NOTE AT RIGHT [_] ________________________


Signature ________________  Date ______  Signature _________________  Date _____